Exhibit 10.33

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), effective as of January 13, 2020 (the “Effective Date”) is made and entered into by and between StarTek, Inc., a Delaware corporation (the “Company”), and Lance Rosenzweig (“Executive”), with reference to the following circumstances, namely:

RECITALS

WHEREAS, Executive has been employed by the Company as its President and Global Chief Executive Officer pursuant to an employment agreement between Executive and CSP Alpha Midco Pte Ltd., dated as of July 19, 2018 (hereinafter, the “Employment Agreement,” with any capitalized terms used but not defined herein having the meaning set forth in the Employment Agreement);

WHEREAS, Executive and the Company have mutually agreed that Executive will resign his positions with the Company as of January 15, 2020 (the “Separation Date”); and

WHEREAS, Executive and the Company mutually desire to bring the employment relationship to an amicable conclusion and fully and finally resolve any claims Executive might have against the Company and certain claims the Company might have against Executive.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Termination of Employment.

(a)     Effective as of the Separation Date, Executive shall (i) resign from all of Executive’s positions with the Company and any of its subsidiaries or affiliates (the “Company Group”), including his role as President and Global Chief Executive Officer of the Company and as a Director of the Board of Directors of the Company and shall relinquish all authority to act on behalf of the Company Group and (ii) Executive’s employment relationship with the Company Group shall terminate.

2.     Compensation and Benefits.

(a)     In accordance with the Employment Agreement and in consideration of Executive’s timely execution of this Agreement and the General Release of Claims Agreement set forth on Exhibit A (the “Release”, which is incorporated herein in its entirety as if it were set forth in this Agreement), non-revocation of the Release and compliance with this Agreement (including the restrictive covenants set forth in Section 7 and the Release):

(i)     Executive shall be entitled to six months of continued Base Salary ($300,000 in total), to be paid in accordance with the regular practices of the Company and to begin on the first ordinary payroll date following the 30th day after the Separation Date;

(ii)     Executive shall be entitled to a monthly payment of $2,000 ($12,000 in total), which represents the cost of COBRA continuation coverage under the Company’s medical plans less the amount of Executive’s portion of the premium as if he were an active employee for a period of six months, to be paid in accordance with the regular practices of the Company and to begin on the first ordinary payroll date following the 30th day after the Separation Date (provided that the first payment shall include all amounts that would otherwise have been paid during the period prior to such date);

(iii)     Executive shall be entitled to a lump-sum payment of his 2019 Annual Bonus, such amount to be based on actual performance but in no event less than $540,000, and to be paid at the later of (x) when such bonus is paid to employees of the Company in normal course and (y) the first ordinary payroll date following the Separation Date, it being understood that the payment will occur no later than March 15, 2020 in all respects; and

(iv)     Executive shall be entitled to a lump-sum payment equal to 50% of his Target Bonus ($300,000), payable no later than the 60th day following the Separation Date.

(b)     The Company will provide Executive (i) any unpaid Base Salary through the Separation Date, payable within 30 days following the Separation Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Separation Date within 30 days following the Separation Date; (iii) any accrued but unused vacation time in accordance with the Company policy; (iv) and any unreimbursed Business Expenses in accordance with the Employment Agreement.

3.     Equity Grant. Pursuant to the Non-Statutory Stock Option Agreement dated as of July 23, 2018, by and between the Company and Executive (the “Option Award Agreement”), Executive was granted options to purchase 584,000 shares of Company common stock (the “Options”). Notwithstanding anything in the Option Award Agreement to the contrary, any Options that would have vested had Executive remained employed with the Company through January 31, 2020 will accelerate and become vested as of the Separation Date. Any Options that remain unvested on the Separation Date (after giving effect to the foregoing acceleration, as applicable) will be forfeited without any payment being made therefore. In accordance with the terms of the StarTek, Inc. 2008 Equity Incentive Plan, any vested Options will remain exercisable for a period of three months following the Separation Date. Notwithstanding the Option Award Agreement, upon exercise of the Options, Executive shall be permitted to authorize the Company to retain shares of Company common stock having a fair market value on the date of exercise equal to the purchase price for the total number of shares as to which the Options are exercised and the amount of any applicable withholding tax.

4.     Enforcement of Restrictive Covenants. Following the Separation Date, the Company hereby acknowledges it will not enforce in California the restrictive covenants described in (i) Section 8(a) (Non-Competition) of the Employment Agreement, (ii) Section 8(b) (Non-Solicitation of Customers) of the Employment Agreement, (iii) solely with respect to Executive’s covenant not to hire or attempt to hire any employee of the Company Group or any person who has been an employee of the Company Group within 12 months prior to the Separation Date, Section 8(c) (Non-Solicitation of Employees) of the Employment Agreement, and (iv) any restrictive covenant that would be interpreted under California law as unenforceable set forth in the Executive’s applicable award agreements or other agreements with the Company Group.

5.     No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by applicable law, Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Separation Date.

6.     Return of Property. Upon the Separation Date, Executive shall return the property of the Company Group in his possession, custody or control, including, but not limited to, all Confidential Information and every other matter, thing or material of any kind that relates in any way to the business of the Company Group and Executive shall return electronic hardware issued to him by the Company Group and copies of his outlook contacts; provided that Executive shall be permitted to retain his laptop computer once it is reformatted by the Company such that all information regarding, and all property of, the Company Group and all Confidential Information has been removed therefrom.

7.     Survival. Except as provided in Section 4, Executive will continue to be bound by the restrictive covenants set forth in Section 8 (Restrictive Covenants) of the Employment Agreement in accordance with their terms; provided that the term of Section 8(b) (Non-Solicitation of Customers) and Section 8(c) (Non-Solicitation of Employees) shall be 6 months from the Separation Date as well as the restrictive covenants set forth in Executive’s applicable award agreements or other agreements with the Company Group; provided that the Company’s material delay in timely making any payment required hereunder shall constitute a waiver of the Company’s right to enforce such surviving restrictive covenants. In addition, Section 7 (Confidential Information), Sections 9 through 14 (Proprietary Rights, No Conflicting Obligations, General Obligations, Termination Obligations, Section 409A and Indemnification/Liability Insurance) and Section 16 (Miscellaneous Terms) of the Employment Agreement are hereby incorporated by reference herein and form a part hereof and shall continue and survive following the Effective Date and any termination of this Agreement.

8.     Executive Representations. Executive represents and warrants that Executive’s execution of this Agreement and the performance by Executive of Executive’s obligations hereunder will not conflict with, or result in a violation or breach of, any employment, consulting, non-competition or other agreement to which Executive is a party or to which Executive is otherwise subject. The obligations of the Company under this Agreement are expressly conditioned upon these representations by Executive being true in all respects.

9.     Communications. The Company agrees to provide Executive with the reasonable opportunity to review and comment on any (i) internal disclosure, (ii) press release or (iii) disclosure made or required pursuant to the Securities Exchange Act of 1934, concerning Executive’s termination of employment, the terms of this Agreement or the compensation related thereto prior to such press release or disclosure made public; provided that nothing in this Agreement shall provide Executive the right to consent to any disclosure or press release nor prohibit the Company from issuing or causing publication of any filing required by applicable law.

10.     Legal Fees. Within 30 days following the Effective Date, upon presentation of appropriate documentation, the Company shall pay directly or reimburse Executive for reasonable legal fees and costs incurred in connection with negotiating and reviewing this Agreement, not to exceed $10,000.

11.     Tax Withholding. All payments made by the Company to Executive pursuant to this Agreement will be reduced by applicable tax withholdings and any other deductions as required by law.

12.     Code Section 409A.

(a)     Executive and the Company agree that it is the intent of the parties that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. To the extent any provisions of this Agreement do not comply with Code Section 409A, the parties will make such changes as are mutually agreed upon in order to comply with Code Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)     In the case of any reimbursement to Executive pursuant to this Agreement, such reimbursement will be made reasonably promptly following Executive’s submission of a request for reimbursement. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)     For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. In addition, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the deferral of compensation within the meaning of Code Section 409A, references to Executive’s “termination” or “resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

13.     Waiver. The failure of the Company to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

14.     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.     Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, except that if the Release is invalidated, Executive shall execute a valid release or this entire Agreement shall be voidable, at the sole option of the Company, thereby requiring Executive to return the payments under Section 2(a).

16.     Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement is not to be construed as an admission, direct or indirect, against any interest of the parties. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all, and each and every;” (d) “includes” and “including” are each “without limitation;” and (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

17.     Amendment. This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Executive and a duly authorized officer on behalf of the Company.

18.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior consent of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Any attempted assignment in contravention of this Section 18 shall be void ab initio. Without the prior written consent of the Company, Executive’s rights and entitlements under this Agreement may not be assigned by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

19.     Notices. All notices and other communications hereunder must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to:

Doug Tackett

Global Chief Legal and Compliance Officer & Secretary

6200 South Syracuse Way

Greenwood Village Co 80111

with a copy to:

Gillian Emmett Moldowan
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: Gillian.Moldowan@shearman.com

Notices sent to Executive should be directed to:

Lance Rosenzweig
At the address on the records of the Company

with a copy to:

Colleen M. Hart

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Email: chart@proskauer.com

Notwithstanding anything else in this Agreement to the contrary, any document or notice required or permitted by this Agreement that is required to be delivered in writing may be delivered and accepted electronically. Signatures also may be electronic. The term “written” as used in this Agreement shall include any document that is delivered and/or accepted electronically.

20.     Entire Agreement. This Agreement, together with the Release, constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to Executive’s employment are superseded by this Agreement and hereby terminated, including, without limitation, the Employment Agreement (other than as described or provided in this Agreement, including in Section 7 (Survival) hereof). This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

21.     Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Delaware, without reference to principles of conflict of law of Delaware or any other jurisdiction, and, when applicable, the laws of the United States. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be brought only in state or federal court located in the state of Delaware, count of New Castle. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of such action or proceeding such venue and each of the parties hereto here irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

22.     Acknowledgment of Terms. Executive acknowledges that Executive has carefully read this Agreement; that Executive has had the opportunity for review of it by Executive’s attorney; that Executive fully understands its final and binding effect; that the Company admits to no wrongdoing in connection with Executive’s employment, or any other matter covered by the Release; that this Agreement is intended as a compromise of all Claims that Executive has alleged or may allege against any of the Company Released Parties (as such terms are defined in the Release); that the only promises or representations made to Executive to sign this Agreement are those stated herein; and that Executive is signing this Agreement voluntarily.

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Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

STARTEK, INC.

/s/ Doug Tackett
By: Doug Tackett
Title: Global Chief Legal and Compliance Officer & Secretary

LANCE ROSENZWEIG

/s/ Lance Rosenzweig

[Signature Page to the Separation Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS AGREEMENT

All capitalized terms used in this General Release of Claims Agreement (this “Release”) and not defined herein have the meaning given to them in the Separation Agreement (the “Separation Agreement”), dated as of January 15, 2020, made by and between StarTek, Inc., a Delaware corporation (the “Company”), and Lance Rosenzweig (“Executive”).

1.     Definitions.

(a)      “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes causes of action of every kind and nature, charges, indebtedness, losses, claims, promises, obligations, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by (i) Executive, or on Executive’s behalf, or by any Executive Releasor (as defined herein), or (ii) the Company, on the Company’s behalf, or by any Company Releasor (as defined herein), as applicable, in any lawsuit or other proceeding. This term includes any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. (the “ADEA”), including the Older Workers Benefit Protection Act of 1990 (the “OWBPA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; and the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; the National Labor Relations Act; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Colorado Anti-Discrimination Act (CADA), the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the California WARN Act, California Labor Code § 1400 et seq., the California Fair Employment and Housing Act, Cal. Gov. Code § 12900 et seq., the California Labor Code and the orders of the California Industrial Welfare Commission; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term includes any and all rights, benefits or claims Executive or any Executive Releasor may have under any employment contract or under any severance, bonus, incentive compensation or stock option plan, program or agreement.

(b)      “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction which is sought or which could be sought by (i) Executive, or on Executive’s behalf, or by any Executive Releasor, or (ii) the Company, or on the Company’s behalf, or by any Company Releasor, in any lawsuit or other proceeding. This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses. This term also includes wages, benefits or other compensation owed, or allegedly owed to Executive or any Executive Releasor, by virtue of Executive’s employment or termination of employment with the Company and any of its subsidiaries or affiliates (the “Company Group”), including severance, bonuses, incentive compensation or stock options, payable pursuant to any plan, program, or agreement.

(c)      “Executive Releasors” means and includes Executive individually and in any corporate or other representative capacity, and all of Executive’s past or present heirs, executors, administrators, agents, legal representatives, trustees, estates, spouse, successors, beneficiaries, and assigns.

(d)      “Company Released Parties” means and includes all members of the Company Group (including, for the avoidance of doubt, the Company), and each of their past, present and future owners, trustees, parents, subsidiaries, affiliates, family members and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, officers, employees, associates, agents, benefit plans (and each such plan’s fiduciaries, administrators, trustees, sponsors and representatives), insurance carriers, predecessors, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities. Each of the Company Released Parties is an intended beneficiary of this Release.

(e)     “Company Releasors” means and includes all members of the Company Group (including, for the avoidance of doubt, the Company), and each of their past, present and future parents, subsidiaries, affiliates, predecessors, successors and assigns.

(f)      “Executive Released Parties” means and includes Executive individually and in any corporate or other representative capacity, and all of Executive’s past or present heirs, executors, administrators, agents, legal representatives, trustees, estates, spouse, successors, beneficiaries, and assigns. Each of the Executive Released Parties is an intended beneficiary of this Release.

2.     General Release.

(a)     In exchange for and in consideration of the compensation and benefits provided for in the Separation Agreement, and as a condition of its receipt, Executive, on behalf of himself, and all Executive Releasors, hereby irrevocably and unconditionally releases, discharges and acquits all of the Company Released Parties from any and all Claims and Damages, which Executive or any Executive Releasor has against them at any time up to the date Executive signs this Release, including but not limited to Claims and Damages arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with the Company Group or the termination thereof; (ii) any treatment of Executive by any of the Company Released Parties, which includes, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any Damages or injury that Executive or any Executive Releasor may have suffered, including without limitation, emotional or physical injury, or compensatory Damages (but excluding any claims for workers’ compensation benefits); (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual orientation or any other basis whatsoever; and (v) all such other Claims or Damages that Executive or any Executive Releasor could assert against any, some or all of the Company Released Parties; provided that by executing this Release, Executive is not releasing any claims related to (t) claims to enforce the terms of the Separation Agreement, (u) claims for indemnification by the Company, (v) claims arising after the date of this Release, (w) claims for vested benefits pursuant to any employee benefit plan, (x) claims under the Option Award Agreement, (y) claims as an equityholder in the Company (including any rights Executive has arising under operative documents applicable to Executive in such capacity), or (z) claims that cannot be waived by law. This Release shall be construed as broadly as possible and shall also extend to release each and all of the Executive Released Parties, without limitation, from any and all Claims and Damages that Executive or any Executive Releasor have alleged or could have alleged, whether known or unknown, based on acts, omissions, transactions or occurrences which occurred up to the date Executive signs this Release.

(b)     In exchange for and in consideration of the Executive Releasors’s waiver and release of the Claims against the Company Released Parties, the Company, on behalf of itself and the Company Releasors, hereby irrevocably and unconditionally releases, discharges and acquits all of the Executive Released Parties from any and all Claims and Damages, which the Company or any Company Releasor has against them at any time up to the date Company signs this Release, including but not limited to Claims and Damages arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with the Company Group or the termination thereof; (ii) any Damages or injury that the Company or any Company Releasor may have suffered, including without limitation, emotional or physical injury, or compensatory Damages; and (iii) all such other Claims or Damages that the Company or any Company Releasor could assert against any, some or all of the Executive Released Parties; provided, however, notwithstanding any provision of this Release to the contrary, by executing this Release, the Company is not releasing any claims or damages related to any act or omission by any Executive Released Parties involving fraud, dishonesty, or moral turpitude that has or is reasonably expected to cause material injury to the Company Releasors.

3.     Rights Reserved. Nothing in this Release shall prohibit or restrict Executive or the Company Releasors from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (NLRB), the California Department of Fair Employment and Housing, if applicable to Executive’s employment, about the Separation Agreement or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, this Release does prevent Executive, to the maximum extent permitted by law, from obtaining any monetary or other personal relief from the Company Released Parties for any of the Claims and Damages Executive has released in this Release. This Release shall not affect Executive’s rights under the OWBPA (if applicable to Executive) to have a judicial determination of the validity of this Release and does not purport to limit any right Executive or any Company Released Parties (if applicable to the Company Released Parties) may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Release does, however, waive and release any right of Executive to recover Damages under the ADEA or other civil rights statute.

4.     Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Executive at present, Executive acknowledges that Executive has read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

5.     Whistleblower Rights. Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Release are intended to prohibit Executive from disclosing the Separation Agreement to, or from cooperating with or reporting violations to, any such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Release would require Executive to waive any monetary award or other payment that Executive might become entitled to from any such governmental entity.

6.     DTSA. Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

7.     OWBPA and ADEA Release. Pursuant to the OWBPA, Executive understands and acknowledges that by executing this Release and releasing all Claims and Damages against each and all of the Company Released Parties, except as provided herein, Executive has waived any and all rights or Claims and Damages that Executive has against any Company Released Party under the ADEA, which includes, but is not limited to, any Claim that any Company Released Party discriminated against Executive on account of Executive’s age.

8.     Warranties. Executive represents and warrants that:

(a)     no Claim, charge or complaint against any of the Company Released Parties has been brought by Executive or any Executive Releasor before any federal, state, or local court or administrative agency;

(b)     the compensation and benefits provided for in the Separation Agreement constitute new and valuable consideration that is not something to which Executive is otherwise indisputably entitled pursuant to Executive’s employment with the Company Group or existing agreements with any member of the Company Group, is good and sufficient consideration for Executive’s execution and non-revocation of this Release, and is paid by or on behalf of the Company Released Parties in full satisfaction and settlement of any Claims and Damages;

(c)     Executive is legally and mentally competent to sign this Release;

(d)     Executive is the sole owner of any Claims that have been or could have been asserted, Executive has the requisite capacity and authority to make this Release, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Executive to any third party;

(e)     Executive is subject to the restrictive covenants in the Separation Agreement, and those covenants are reasonable and a material inducement for the Company to provide the compensation and benefits in the Separation Agreement; and

(f)     this Release provides for the full and final settlement of all the Company Group’s obligations with respect to Executive or any Executive Releasor as of the date hereof.

9.     Timing. By signing this Release in the space below, Executive is confirming Executive’s acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)     Executive understands that Executive can take up to 21 days from Executive’s receipt of this Release (the “Consideration Period”) to consider its meaning and effect and to determine whether or not Executive wishes to enter into it. Before signing this Release, Executive is advised to consult with an attorney and, by signing this Release, Executive acknowledges that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice. If Executive chooses to sign this Release before the end of the Consideration Period, Executive is doing so voluntarily. Executive agrees that any changes, whether material or immaterial, do not restart the running of the Consideration Period.

(b)     Executive understands that if Executive fails to sign this Release as required, or Executive signs but exercises Executive’s right to revoke his signature, Executive’s right to receive the certain compensation and benefits provided for in the Separation Agreement will not vest and the amounts will not become due and owing to Executive.

(c)     In addition, Executive may revoke Executive’s signature within seven days after signing this Release. Any revocation of this Release is requested to be in writing. This Release will be effective on the eighth day after signature by Executive provided that Executive has not revoked it as set forth herein.

(d)     Executive’s acceptance of any compensation or benefits provided for in the Separation Agreement after expiration of the seven-day revocation period constitutes Executive’s acknowledgement that Executive did not revoke this Release during the seven-day period.

10.     Miscellaneous. Sections 13 through 22 (Waiver, Counterparts, Severability, Construction, Amendment, Successors and Assigns, Notices, Entire Agreement, Choice of Law and Acknowledgment of Terms) of the Separation Agreement apply to this Release mutatis mutandis.

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Signature page follows.]

Acknowledgment of the Release by Executive

I acknowledge that I have read and understand the Release and voluntarily agree to its terms.

Signed on this ___ day of ______________, 2020.

Signature: ___________________________

Printed Name: _______________________

Acknowledgment of the Release by the Company

STARTEK, INC.

/s/ Doug Tackett
By: Doug Tackett
Title: Global Chief Legal and Compliance Officer & Secretary

Date: